Exhibit 10.8

FORUM ENERGY TECHNOLOGIES, INC.
2016 STOCK AND INCENTIVE PLAN
2018 EMPLOYEE NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement (this “Agreement”) is made as of __ day of ________, 2018 the “Date of Grant”), between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and _________________ (“Employee”).
To carry out the purposes of the Forum Energy Technologies, Inc. 2016 Stock and Incentive Plan (the “Plan”), by affording Employee the opportunity to purchase shares of the common stock of the Company, par value $.01 per share (“Common Stock”), and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Employee hereby agree as follows:
1.Grant of Option. The Company hereby irrevocably grants to Employee the right and option (“Option”) to purchase all or any part of an aggregate of [Amount of Options], shares Common Stock on the terms and conditions set forth herein and in the Plan, which Plan is incorporated herein by reference as a part of this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used but not defined in this Agreement shall have the meaning attributed to such terms under the Plan, unless the context requires otherwise. This Option shall not be treated as an incentive stock option within the meaning of section 422(b) of the Code.
2.Purchase Price. The purchase price of Common Stock purchased pursuant to the exercise of this Option shall be $[Exercise Price] per share, which has been determined to be not less than the Fair Market Value of a share of Common Stock at the Date of Grant. For all purposes of this Agreement, Fair Market Value of Common Stock shall be determined in accordance with the provisions of the Plan.
3.Exercise of Option. Subject to the earlier expiration of this Option as herein provided, this Option may be exercised, by written notice to the Company at its principal Employee office addressed to the attention of its Corporate Secretary (or such other officer or employee of the Company as the Company may designate from time to time), at any time and from time to time after the Date of Grant, but this Option shall not be exercisable for more than a percentage of the aggregate number of shares offered by this Option determined in accordance with the following schedule:

Date Additional Option Shares Become Exercisable	Additional Percentage of Aggregate Option Shares Becoming Exercisable

First Anniversary of Date of Grant	25%
Second Anniversary of Date of Grant	25%
Third Anniversary of Date of Grant	25%
Fourth Anniversary of Date of Grant	25%
Notwithstanding the schedule set forth above, if a Change in Control occurs and Employee has remained continuously employed by the Company or any of its Affiliates (collectively, the “Company Group”) from the Date of Grant to the date upon which such Change in Control occurs, then this Option shall be exercisable with respect to 100% of the shares offered by this Option from and after the date upon which such Change in Control occurs.
4.Termination of Employment. This Option may be exercised only while Employee remains an employee of the Company Group and will terminate and cease to be exercisable upon Employee’s termination of employment with the Company, except that:

(a)If Employee’s employment with the Company Group terminates by reason of Disability (as defined below), each quarter of the Option described in Section 3 that is unvested as of the date of Employee’s Disability shall become vested in a pro rata amount determined by a fraction with respect to each unvested quarter of the Option, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of Employee’s Disability, and the denominator of which shall be the number of months for the period beginning on the Date of Grant and ending on the corresponding anniversary of the date on which each such unvested quarter of the Option would have vested pursuant to Section 3. Any remaining unvested portion of this Option shall be forfeited. The vested portion of this Option may be exercised by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time during the period of one year following such termination, but only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates. For purposes of this Section 4(a), a “Disability” occurs on the date that Employee becomes eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
(b)If Employee’s employment with the Company Group terminates by reason of death, each quarter of the Option described in Section 3 that is unvested as of the date of Employee’s death shall become vested in a pro rata amount determined by a fraction with respect to each unvested quarter of the Option, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of Employee’s death, and the denominator of which shall be the number of months for the period beginning on the Date of Grant and ending on the corresponding anniversary of the date on which each such unvested quarter of the Option would have vested pursuant to Section 3. Any remaining unvested portion of this Option shall be forfeited. Employee’s estate, or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee, may exercise the vested portion of this Option at any time during the period of one year following the date of Employee’s death, but only as to the number of shares Employee was entitled to purchase hereunder as of the date of Employee’s death.
(c)The Plan sets forth the treatment of each unvested quarter of the Option described in Section 3 following a Change in Control. In lieu of the definition of “Good Reason” set forth in the Plan, “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following events without the Employee's express written consent:

(i)
a change in the Employee’s status, title or position with the Company Group, including as an officer of the Company, which, in the Employee's good faith judgment, does not represent a promotion, with commensurate adjustment of compensation, from the Employee’s status, title or position as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are inconsistent with the Employee’s status, title or position in effect immediately prior to such assignment; the withdrawal from the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are consistent with such status, title or position in effect immediately prior to such withdrawal; or any removal of the Employee from or any failure to reappoint or reelect the Employee to any position; provided that the circumstances described in this item (i) do not apply as a result of the Employee’s death, Retirement, or Disability or following receipt by the Employee of written notice from the Company of the termination of the Employee's employment for Cause;

(ii)	a reduction by the Company in the Employee's then current base salary;

(iii)	the failure by the Company to continue in effect any benefit or compensation plan in which the Employee was participating immediately prior to such failure other than as a result of the normal expiration or amendment of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would adversely affect the Employee’s continued participation in any benefit or compensation plan on at least as favorable a basis to the Employee as is the case immediately prior to the action or failure to act or which would materially reduce the Employee's benefits under any such plan or deprive the Employee of any material benefit enjoyed by the Employee immediately prior to the action or failure to act;

(iv)	the relocation of the principal place of the Employee's employment to a location 25 miles further from the Employee's then current principal residence;

(v)
the failure by the Company upon a Change in Control to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession or assignment had taken place; or

(vi)	any material default by the Company in the performance of its obligations under this Agreement.
Any event or condition described in this Section 4(c) which occurs prior to the effective date of any Change in Control, but which the Employee reasonably demonstrates (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to such effective date. The Employee’s continued employment or failure to give the Company any notice of termination for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of this Section 4(c), any good faith determination of Good Reason made by the Employee shall be conclusive.
(d)If Employee’s employment with the Company Group terminates for any reason other than as described in (a), (b) or (c) above, this Option may be exercised by Employee at any time during the period of 30 days following such termination, or by Employee’s estate (or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) during a period of 30 days following Employee’s death if Employee dies during such 30-day period, but in each case only as to the number of shares Employee was entitled to purchase hereunder as of the date Employee’s employment so terminates.
(e)If Employee has remained continuously employed by the Company from the Date of Grant to the date upon which a Change in Control occurs, and if Employee’s employment with the Company Group terminates for any reason on or after the date upon which such Change in Control occurs, then, notwithstanding the provisions of (a), (b) or (d) above, this Option may be exercised to the extent vested by Employee (or Employee’s estate or the person who acquires this Option by will or the laws of descent and distribution or otherwise by reason of the death of Employee) at any time on or before the expiration of 10 years from the Date of Grant.
(f)If Employee’s employment with the Company Group terminates by reason of Retirement (as defined below), the Committee may, in its sole and absolute discretion, determine that each quarter of the Option described in Section 3 that is unvested as of the date of Employee’s Retirement shall become vested in a pro rata amount determined by a fraction with respect to each unvested quarter of the Option, the numerator of which shall be the number of months (not including any partial months) that have elapsed for the period beginning on the Date of Grant and ending on the date of Employee’s Retirement, and the denominator of which shall be the number of months for the period beginning on the Date of Grant and ending on the corresponding anniversary of the date on which each such unvested quarter of the Option would have vested pursuant to Section 3. For purposes of this Section 4(f), “Retirement” shall mean termination of Employee’s service relationship with all members of the Company Group which is specifically determined by the Committee in its sole and absolute discretion to constitute Retirement.
Notwithstanding the preceding provisions of this Section 4, this Option shall not be exercisable in any event after the expiration of 10 years from the Date of Grant.
The purchase price of shares as to which this Option is exercised shall be paid in full at the time of exercise (a) in cash (including check, bank draft or money order payable to the order of the Company), (b) if permitted by the Committee in its sole discretion, by delivering or constructively tendering to the Company shares of Common Stock having a Fair Market Value equal to the purchase price (provided such shares used for this purpose must have been held by Employee for such minimum period of time as may be established from time to time by the Committee), (c) through a “cashless exercise” in accordance with a Company established policy or program for the same or (d) any combination of the foregoing. No fraction of a share of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the exercise price thereof; rather, Employee shall provide a cash payment for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock. Unless and until a certificate or certificates representing such shares shall have been issued by the Company to Employee, Employee (or the person permitted to exercise this Option in the event of Employee’s death) shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares acquirable upon an exercise of this Option.
If Employee is subject to taxation in the United Kingdom, then the exercise of this Option will be effective only if accompanied by an election under Section 431(1) of the Income Tax (Earnings & Pensions) Act 2003 in the form attached as Appendix A completed as far as possible by Employee.

5.Withholding of Tax. To the extent that the grant or exercise of this Option or the disposition of shares of Common Stock acquired by exercise of this Option results in compensation income or wages to Employee for federal, state, local or foreign tax purposes, the Company shall withhold an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the minimum federal, state, local and foreign tax withholding obligation with respect to this Option. The issuance of shares of Common Stock described in Section 3 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Section 5. In lieu of withholding of shares of Common Stock, the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes.
6.Status of Common Stock. Employee understands that at the time of the execution of this Agreement the shares of Common Stock to be issued upon exercise of this Option have not been registered under the Securities Act, or any state securities law, and that the Company does not currently intend to effect any such registration. Until the shares of Common Stock acquirable upon the exercise of the Option have been registered for issuance under the Securities Act, the Company will not issue such shares unless, if requested by the Company, the holder of the Option provides the Company with a written opinion of legal counsel, who shall be satisfactory to the Company, addressed to the Company and satisfactory in form and substance to the Company’s counsel, to the effect that the proposed issuance of such shares to such Option holder may be made without registration under the Securities Act. In the event exemption from registration under the Securities Act is available upon an exercise of this Option, Employee (or the person permitted to exercise this Option in the event of Employee’s death or incapacity), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
Employee agrees that the shares of Common Stock which Employee may acquire by exercising this Option shall be acquired for investment without a view to distribution, within the meaning of the Securities Act, and shall not be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the sale of such shares under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. Employee also agrees that the shares of Common Stock which Employee may acquire by exercising this Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.
In addition, Employee agrees that (i) the certificates representing the shares of Common Stock purchased under this Option may bear such legend or legends as the Committee deems appropriate in order to assure compliance with the terms and provisions of the Stockholders Agreement and applicable securities laws, (ii) the Company may refuse to register the transfer of the shares of Common Stock purchased under this Option on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of the terms and provisions of the Stockholders Agreement or any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Common Stock purchased under this Option.
7.Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company Group as long as Employee remains an employee of any member of the Company Group. Without limiting the scope of the preceding sentence, it is expressly provided that Employee shall be considered to have terminated employment with the Company Group at the time of the termination of the “Affiliate” status under the Plan of the entity or other organization that employs Employee. Nothing in the adoption of the Plan, nor the award of this Option thereunder pursuant to this Agreement, shall affect in any way the right of Employee or the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either Employee or the Company for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of Employee’s employment with the Company, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.
8.Acknowledgements Regarding Taxation. Employee acknowledges and agrees that (a) he is not relying upon any written or oral statement or representation of the Company Group regarding the tax effects associated with Employee’s execution of this Agreement and his receipt, holding and exercise of this Option, and (b) in deciding to enter into this Agreement, Employee is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Employee hereby releases, acquits and forever discharges the Company Group from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Employee’s execution of this Agreement and his receipt, holding and exercise of this Option.
9.Notices. Any notices or other communications provided for in this Option shall be sufficient if in writing. In the case of Employee, such notices or communications shall be effectively delivered if hand delivered to Employee at Employee’s principal place of employment or if sent by certified mail, return receipt requested, to Employee at the last address Employee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to the Company at its principal executive offices.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

11.Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Option granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and Employee in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by both Employee and an authorized officer of the Company.
12.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

FORUM ENERGY TECHNOLOGIES, INC.

By:
Prady Iyyanki President and CEO

EMPLOYEE